Exhibit 99.5.  Ratio of Earnings to Fixed Charges

Regency Energy Partners LP
Ratio of Earnings to Fixed Charges
(in thousands, except for ratio amounts)
(Unaudited)

	Regency Energy Partners LP				Regency LLC Predecessor
	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Period from Acquisition December 1, 2004) to December 31, 2004	Period from January 1, 2004 to November 30, 2004	Period from Inception (April 2, 2003) to December 31, 2003
Earnings:
Income (loss) from continuing operations	$(12,600)	$(7,244)	$(11,592)	$1,474	$20,137	$6,174
Add:
Interest expense	52,016	37,182	17,880	1,335	5,097	2,392
Portion of rent under long-term operating leases representative of an interest factor	477	574	477	43	468	190
Amortization of capitalized interest	186	131	-	-	-	-
Distributed income from investees accounted for under equity method	-	-	-	-	280	-
Less:
Equity income	(43)	(532)	(312)	(56)	-	-
Total earnings available for fixed charges	$40,036	$30,111	$6,453	$2,796	$25,982	$8,756

Fixed Charges:
Interest expense	$52,016	$37,182	$17,880	$1,335	$5,097	$2,392
Portion of rent under long-term operating leases representative of an interest factor	477	574	477	43	468	190
Capitalized interest	1,754	511	2,613	-	-	-
Total fixed charges	$54,247	$38,267	$20,970	$1,378	$5,565	$2,582

Ratio of earnings to fixed charges (x times) (1)	-	-	-	2.03	4.67	3.39

(1) Earnings were insufficient to cover fixed charges by:	$14,211	$8,156	$14,517	$-	$-	$-